Exhibit 10.1

UNREAL ESTATE INC.

332 SOUTH MICHIGAN AVENUE, SUITE 121-A19

CHICAGO, ILLINOIS 60604

November 19, 2024

reAlpha Tech Corp.

6515 Longshore Loop

Dublin, Ohio 43017

Re:	Investment in Unreal Estate Inc., a Delaware corporation (the “Company”)

Ladies and Gentlemen:

This letter (“Letter Agreement”) is written in connection with the purchase by reAlpha Tech Corp., a Delaware corporation (the “Holder”), of an aggregate amount of $600,000 of convertible promissory notes of the Company, in the form attached hereto as Exhibit A (the “Notes”), to be purchased by the Holder pursuant to the terms of this Letter Agreement. Capitalized terms that are not defined herein will be defined as set forth in the Notes.

The Company, Unreal Estate LLC, a Delaware limited liability company (the “Seller”), and the Holder have entered into that certain Membership Interests Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), whereby the Seller desires to sell and transfer to the Holder, and the Holder desires to purchase from the Seller, all of the membership interests of USRealty Brokerage Solutions, LLC, a Delaware limited liability company (“USRealty”), all as more specifically provided in the Purchase Agreement.

Immediately after the closing of the Purchase Agreement (the “Closing Date”), USRealty and Ryan Gehris shall have entered into that certain Independent Contractor Agreement, dated as of the date hereof (the “Gehris Agreement”), whereby the Company and Seller shall waive Mr. Gehris’ non-competition obligations to the Seller, in order to allow Mr. Gehris to provide broker services to the USRealty as set forth in the Gehris Agreement.

The Company and the Seller have entered into the Purchase Agreement and waived Mr. Gehris non-competition obligations as an inducement to the Holder to purchase an aggregate of $600,000 of the Company’s Notes in such amounts and upon such dates set forth on Schedule A hereto (the “Note Purchase”).

Upon execution by all parties hereto, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Agreement will constitute a binding agreement among the parties hereto that may not be amended without such parties' mutual written consent as follows:

1. Note Purchase. The Holder agrees to purchase an aggregate of $600,000 of the Company’s Notes by making a payment in cash by wire transfer of immediately available funds to an account specified in writing by the Seller on the dates and in such amounts (each such date, the “Purchase Date”, and each such amount, the “Purchase Amount”) as set forth on Schedule A hereto. Upon receipt of each of Holder’s payment of the Purchase Amount, the Company shall issue to the Holder a Note in the form attached hereto as Exhibit A evidencing the purchase of such Notes with the Principal Amount of such Note equal to the actual amount of such Purchase Amount and the Date of Issuance of such Note being the date the Company actually received the funds in its account.

2. Event of Default. If the Holder fails to purchase a Company Note for the Purchase Amount within ten (10) business days of each of the scheduled Payment Dates pursuant to the terms of Section 1 (an “Event of Default”), then the parties agree that the full remaining aggregate Purchase Amount of Notes listed on Schedule A that has not yet been purchased by the Holder shall immediately become due and payable without any action on the part of the Company, and the Company may by notice to the Holder declare that such remaining aggregate Purchase Amount immediately due and payable, whereupon the same shall become immediately due and payable. Nothing contained in this Letter Agreement shall be deemed to limit the ability of the Company to demand payment of the amounts owing hereunder at any time after an Event of Default has occurred. Upon the occurrence of an Event of Default and at any time thereafter during the continuance of any such event, the Company may at its option exercise any or all of its rights, powers or remedies under this Letter Agreement or applicable law. Upon an Event of Default, the Holder shall pay on demand all expenses of the Company in connection with the Company’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder and/or thereunder, including, without limitation, fees of legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to the Note.

3. Waiver of Non-Competition. The parties hereto acknowledge and agree that Mr. Gehris is under certain non-competition contractual obligations owed to the Seller (the “Non-Competition Agreement”). For the reasons and pursuant to the terms and conditions set forth herein, the Seller consents to Mr. Gehris’ provision of broker services to USRealty as set forth in the Gehris Agreement and agrees to waive its right to enforce the Non-Competition Agreement with respect to the Gehris Agreement and release Mr. Gehris from those obligations for so long as the Gehris Agreement remains in effect.

4. Exclusive Mortgage Agreement. After the Closing Date the parties hereto further agree to use their good faith efforts to negotiate a mutually acceptable agreement whereby the Company shall designate the Holder as the exclusive mortgage provider for any properties listed with or through the Company or its affiliates. Under this agreement, the Holder, either directly or through its affiliates, will facilitate competitive, streamlined mortgage solutions for buyers of the Company’s properties, ensuring a seamless financing experience.

5. Governing Law. This Letter Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to conflicts of law principles but including Section 5-1401 of the New York General Obligations Law. Each party hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Letter Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against either party in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Nothing in this Letter Agreement shall affect the right of the either party to (i) commence legal proceedings or otherwise sue the other party in any other court having jurisdiction over such other party or (ii) serve process upon the other party in any manner authorized by the laws of any such jurisdiction. Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Letter Agreement in any court referred to in this paragraph and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

6. Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original hereof, but all such counterparts together shall constitute one and the same instrument. Signatures on this Letter Agreement may be delivered by facsimile or electronic transmission and shall be binding upon the parties so transmitting their signatures.

7. Assignment. No party to this Letter Agreement may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.

8. Amendment; Modification; Waiver. No amendment or modification of the terms hereof shall be valid and binding unless set forth in a written instrument signed by all parties hereto. No waiver shall be deemed to have been granted or created by any course of conduct or acquiescence, and no waiver shall be enforceable against any party hereto unless in writing and signed by each party against which such waiver is claimed.

9. Headings. The section headings in this Letter Agreement are for convenient reference only and shall not affect the meaning or interpretation of this Letter Agreement.

10. Entire Agreement. This Letter Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Letter Agreement, and supersedes all prior understandings and agreements of the parties, written or oral, with respect thereto.

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If the foregoing is acceptable to you, please signify your agreement by executing on the space indicated below.

Very truly yours,

UNREAL ESTATE INC.

By:	/s/ Kyle Stoner
Name:	Kyle Stoner
Title:	Chief Executive Officer

UNREAL ESTATE LLC

By:	/s/ Kyle Stoner
Name:	Kyle Stoner
Title:	Chief Executive Officer

Acknowledged and agreed
as of the date first set forth above:

REALPHA TECH CORP.

By:	/s/ Giri Devanur
Name:	Giri Devanur
Title:	Chief Executive Officer

SCHEDULE A

NOTE PURCHASE SCHEDULE

Payment Date	Payment Amount
Closing Date of the Purchase Agreement	$60,000.00
December 1, 2024	$120,000.00
January 1, 2025	$120,000.00
February 1, 2025	$120,000.00
March 1, 2025	$120,000.00
April 1, 2025	$60,000.00

EXHIBIT A

FORM OF CONVERTIBLE PROMISSORY NOTE

(see attached)